EXHIBIT 99.1

Part II

Item 6.  Selected Financial Data

The selected consolidated financial data has been restated as a result of the discontinued businesses. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are incorporated in Item 7 or included elsewhere in this Report on Form 10-K. Our historical results are not necessarily indicative of operating results to be expected in the future.

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(All amounts except per share data in millions)
Consolidated Statements of Operations Financial Data:
Revenues	$93.7	$130.7	$138.2	$180.7	$286.2
Gross profit	22.7	29.8	26.2	29.7	58.2
Operating income (loss)	(16.9)	(0.9)	(25.9)	(23.6)	(93.2)
Provision (benefit) for income taxes	(8.5)	(1.8)	14.5	1.3	(0.7)
Income (loss) from continuing operations	(11.2)	1.2	(41.2)	(27.2)	(104.0)
Income (loss) from discontinued operations	26.2	0.4	(16.7)	(13.6)	(7.1)
Net income (loss)	$15.0	$1.6	$(57.9)	$(40.8)	$(111.1)
Income (loss) from continuing operations per common share
Basic	$(0.17)	$(0.02)	$(0.56)	$(0.37)	$(1.12)
Diluted	$(0.17)	$(0.02)	$(0.56)	$(0.37)	$(1.12)
Income (loss) from discontinued operations per common share
Basic	$0.39	$0.00	$(0.23)	$(0.18)	$(0.08)
Diluted	$0.39	$0.00	$(0.23)	$(0.18)	$(0.08)
Net income (loss) per common share
Basic	$0.22	$0.02	$(0.79)	$(0.55)	$(1.20)
Diluted	$0.22	$0.02	$(0.79)	$(0.55)	$(1.20)
Weighted average shares:
Basic	67.7	74.0	73.5	74.0	92.6
Diluted	67.7	74.0	73.5	74.0	92.6

	As of December 31,
	2004	2005	2006	2007	2008
	(All amounts in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$49.5	$7.4	$5.6	$8.9	$3.7
Short-term investments	7.6	—	—	—	—
Working capital	98.6	67.4	(3.8)	23.4	35.0
Total assets	330.7	342.0	337.7	335.3	312.4
Short-term debt	1.9	0.7	51.4	2.7	6.1
Long-term debt	—	—	—	74.0	76.9
Total stockholders’ equity	$219.6	$229.7	$187.1	$167.2	$146.9